EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                                    Three Months Ended
                                                         March 31
                                                 1997               1996
                                               -----------------------------
                                                        (unaudited)
                                                      ($ thousands,
                                                  except per share data)

PRIMARY:
Average shares outstanding                     19,504,473        19,516,539
Net effect of dilutive stock options -
  Based on the treasury stock method
    using average market price                          -                 -
                                              -----------       -----------
Average common shares outstanding              19,504,473        19,516,539
                                              ===========       ===========

Net loss                                      $      (317)      $    (9,559)
Less: Preferred stock dividend                      1,075             1,075
                                              -----------       -----------
Net loss available for common                 $    (1,392)      $   (10,634)
                                              ===========       ===========

Per common and common equivalent share:
  Net loss per common share                        $(0.07)          $(0.54)
                                              ===========       ===========

Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive.













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